CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment #738 to the Registration Statement on Form N-1A of Professionally Managed Portfolios and to the use of our report dated January 29, 2018 on the financial statements and financial highlights of BP Capital TwinLine Energy Fund and BP Capital TwinLine MLP Fund, each a series of Professionally Managed Portfolios.   Such financial statements and financial highlights appear in the 2017 Annual Report to Shareholders, which is incorporated by reference into the Statement of Additional Information.

/s/    TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
March 29, 2018